Exhibit 10.1

SEVENTH AMENDMENT TO THE
SCI 401(k) RETIREMENT SAVINGS PLAN
WHEREAS, Service Corporation International (the “Employer”) adopted a restatement of the SCI 401(k) Retirement Savings Plan (the “Plan”) effective as of January 1, 2016, which has subsequently been amended; and
WHEREAS, the Employer has the ability to amend the Plan pursuant to Article 11.1; and
WHEREAS, the Employer previously maintained multiple prior human resources information systems (“Prior HRIS”) solely for the purpose of determining years of vesting service for certain participants who were hired on or after July 1, 2019 but had worked for the Employer (or an entity acquired by an Employer) at some point prior to January 1, 2014 (“Affected Participants”); and
WHEREAS, the use of the Prior HRIS is time consuming and costly, and the Employer believes the discontinuation of determining certain employer matching contributions by reference to the Prior HRIS is in the best interests of the Plan; and
WHEREAS, the Employer desires to amend the Plan to exclude vesting service for periods prior to January 1, 2014 for purposes of calculating the employer matching contributions of Affected Participants;
NOW, THEREFORE, the Employer hereby amends the Plan in the following respects, effective as of July 1, 2019:

1.	Section 3.3(a) of the Plan is amended to read as follows (bold/underline showing additions):
“(a)    Contribution Formula. Except as otherwise provided in this Section, the Employer must make a Non-Safe Harbor Matching Contribution equal to the amount determined by the following formula based on a Benefiting Participant's Years of Vesting Service: (1) with respect to Benefiting Participants who have completed from 0 to 5 Years of Vesting Service, 75% of Elective Deferrals for the Allocation Period, not to exceed 6% of Compensation for the Allocation Period; (2) with respect to Benefiting Participants who have completed from 6 to 10 Years of Vesting Service, 100% of Elective Deferrals for the Allocation Period, not to exceed 6% of Compensation for the Allocation Period; and (3) with respect to Benefiting Participants who have completed from 11 or more Years of Vesting Service, 125% of Elective Deferrals for the Allocation Period, not to exceed 6% of Compensation for the Allocation Period. For purposes of the foregoing contribution formulas, and notwithstanding anything to the contrary herein, for a Benefiting Participant who has a termination date with the Employer (or any of its affiliates) prior to January 1, 2014 and hire date on or after July 1, 2019, (i) “Years of Vesting Service” shall include only his or her “Years of Vesting Service” accrued for periods on or after July 1, 2019, and (ii) any “Years of Vesting Service” for periods prior to January 1, 2014 shall be disregarded when determining the percentage utilized when calculating the Non-Safe Harbor Matching Contribution.”

2.	In all other respects, the terms of this Plan are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Employer has caused this Seventh Amendment to be executed in duplicate counterparts, each of which shall be considered as an original, as of the date indicated below.
SERVICE CORPORATION INTERNATIONAL

By: /s/ GREGORY T. SANGALIS

Title: SVP General Counsel/Secretary

Date: April 16, 2019